EXHIBIT 10.24
ST. JUDE MEDICAL, INC. 2007 STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED (2011)

NOTICE OF NON-QUALIFIED
STOCK OPTION GRANT

This certifies that ___________________________ has an option to purchase _____________________ shares of common stock, $.10 par value, of St. Jude Medical, Inc., a Minnesota corporation.
Social Security/ID Number: ____________________
Address: ___________________________________
Grant Date: ___________________________, 20___
Purchase Price Per Share: $_____________________
Expiration Date: _____________________________
Exercisable Date: ____________________________
This stock option is governed by, and subject in all respects to, the terms and conditions of the Non-Qualified Stock Option Agreement, a copy of which is attached to and made a part of this document, and the St. Jude Medical, Inc. 2007 Stock Incentive Plan, As Amended and Restated (2011), a copy of which is available upon request. This Notice of Non-Qualified Stock Option Grant has been duly executed, by manual or facsimile signature, on behalf of St. Jude Medical, Inc. To accept this Award, this Notice and the Non-Qualified Stock Option Agreement must be delivered and accepted through an electronic medium in accordance with procedures established by the Company or, if required under applicable law, you must sign and return a copy of this Notice to the Company. By so doing, you acknowledge receipt of the accompanying Non-Qualified Stock Option Agreement and the Plan, and represent that you have read and understood the same and agree to be bound by the terms and conditions of the accompanying Non-Qualified Stock Option Agreement and the terms and provisions of the Plan.
ST. JUDE MEDICAL, INC.
By: ________________________________________
Name: ______________________________________
Title: _______________________________________

RECIPIENT
____________________________________________

ST. JUDE MEDICAL, INC.
2007 STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED (2011)

NON-QUALIFIED STOCK OPTION AGREEMENT
(GLOBAL)

This Non-Qualified Stock Option Agreement (the “Agreement”) is between St. Jude Medical, Inc., a Minnesota corporation (the “Company”), and you, the person named in the attached Notice of Non-Qualified Stock Option Grant (the “Notice”) who is an employee of the Company or an Affiliate. For purposes of this Agreement, “Employer” means the entity (the Company or the Affiliate) that employs you on the applicable date. This Agreement is effective as of the Grant Date set forth in the Notice.
The Company desires to provide you with an opportunity to purchase shares of the Company's Common Stock, $.10 par value (the “Common Stock”), as provided in this Agreement in order to carry out the purpose of the St. Jude Medical, Inc. 2007 Stock Incentive Plan, As Amended and Restated (2011) (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Section 11 for a list of defined terms.
The terms and conditions of the Option are as follows:
1.    Grant of Option.
As indicated in the Notice, the Company has granted to you, effective as of the Grant Date, the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of Common Stock set forth in the Notice, on the terms and conditions contained in this Agreement and in accordance with the terms of the Plan. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.    Exercise Price.
The per share purchase price of the shares of Common Stock subject to the Option shall be the purchase price per share set forth in the Notice (the “Exercise Price”).
3.    Term of Option and Exercisability.
The term of the Option shall be for a period of eight years from the Grant Date, terminating at the close of business on the expiration date set forth in the Notice (the “Expiration Date”) or such shorter period as is prescribed in Section 5 of this Agreement. The Option shall become exercisable, or vest, on the date or dates and in the amount or amounts set forth in the attached Notice, subject to the provisions of Section 4 and Section 5 of this Agreement. To the extent the Option is exercisable, you may exercise it in whole or in part, at any time, or from time to time, prior to the termination of the Option.
4.    Change of Control.
(a)    In the event of a Change of Control, this Option shall be assumed by the successor corporation, an affiliate thereof or other successor entity or person, or shall replaced with an award or grant that, solely in the discretionary judgment of the Committee, preserves the existing value of this Option at the time of the Change of Control and provides for vesting and settlement terms that are at least as favorable to you as the vesting and payout terms applicable to this Option, and the assumed Option or such substitute therefore shall remain outstanding and shall be governed by its respective terms and shall include the following additional terms:
“If, within two years after a Change of Control you experience an involuntary termination of employment initiated by the Employer for reasons other than Cause, or a termination of employment for Good Reason, the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full and remain exercisable     for one year beginning on the date of your termination of employment.”
(b)    In the discretion of the Committee and notwithstanding subsection (a) above or any other provision, the Option (whether or not exercisable) may be cancelled at the time of the Change of Control in exchange for cash, property or a combination thereof that is determined by the Committee to be at least equal to the excess (if any) of the value of the consideration that would be received in such Change of Control by the holders of Common Stock, over the Exercise Price for the Option. For purposes of clarification, by operation of this provision Options that would not yield a gain at the time of the Change of Control under the aforementioned equation are subject to cancellation without consideration. Furthermore, the Committee is under no obligation to treat Options and/or holders of Options uniformly and has the discretionary authority to treat Options and/or holders of Options disparately.
(c)     If, in the event of a Change of Control, this Option is not assumed or replaced as provided by subsection (a) above or cancelled in exchange for cash, property or a combination thereof as provided by subsection (b) above, then the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full upon the Change of Control.
5.    Effect of Termination of Employment.
(a)    If your employment terminates by reason of your death, the Option may be exercised at any time within 12 months after the date of your death, to the extent that the Option was exercisable by you on the date of death, by your personal representatives or administrators or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the Expiration Date of the Option.
(b)    If your employment terminates by reason of Disability, you may exercise the Option at any time within 12 months after such termination, to the extent that the Option was exercisable by you on the date of such termination, subject to the condition that the Option shall not be exercisable after the Expiration Date of the Option.
(c)    If your employment terminates by reason of Early Retirement or Normal Retirement, you may exercise the Option at any time within 36 months after such termination, to the extent that the Option was exercisable by you on the date of such termination, subject to the condition that the Option shall not be exercisable after the Expiration Date of the Option.
(d)    If your employment terminates for Cause, the Option shall terminate immediately upon such termination and shall not be exercisable thereafter.
(e)    If your employment is terminated for any reason other than your death, Disability, Normal Retirement or Early Retirement, or for Cause, you may exercise the Option at any time within 90 days after the date of such termination of employment, to the extent that the Option was exercisable by you on the date of such termination, subject to the condition that the Option shall not be exercisable after the Expiration Date of the Option. However, if concurrently with the termination of your employment you become a consultant to the Company pursuant to a written consulting agreement, then you may continue to exercise the option at any time until 90 days after the date of termination of such consulting agreement, to the extent the Option was exercisable by you on the date of your termination of employment, subject to the condition that the Option will not be exercisable after the Expiration Date of the Option.
(f)    For purposes of this Agreement, your employment shall be considered terminated when you are no longer either an employee of the Company or any Affiliate (including without limitation because the entity that employs you has ceased to be an Affiliate).
6.    Method of Exercising Option.
(a)    Subject to the terms and conditions of this Agreement, you may exercise your Option by following the procedures established by the Company from time to time. In addition, you may exercise your Option by written notice to the Company as provided in Section 10(m) of this Agreement that states (i) your election to exercise the Option, (ii) the Grant Date of the Option, (iii) the purchase price of the shares of Common Stock, (iv) the number of shares of Common Stock as to which the Option is being exercised, (v) the manner of payment and (vi) the manner of payment for any applicable tax withholding amount. The notice shall be signed by you or the Person or Persons exercising the Option. The notice shall be accompanied by payment in full of the exercise price for all shares of Common Stock designated in the notice. To the extent that the Option is exercised after your death, the notice of exercise shall also be accompanied by appropriate proof of the right of such Person or Persons to exercise the Option.
(b)    Payment of the exercise price shall be made to the Company through one or a combination of the following methods:
(i)    cash, in United States currency (including check, draft, money order or wire transfer made payable to the Company); or

(ii)    delivery (either actual delivery or by attestation) of shares of Common Stock acquired by you more than six months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the Option exercise price. You shall represent and warrant in writing that you are the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions, and you shall duly endorse in blank all certificates delivered to the Company.
(c)    Notwithstanding any provision within the Agreement to the contrary, if you are resident or employed outside of the United States, the Committee may require that you exercise your Option in a method other than as specified above, may require you to exercise the Option only by means of a cashless exercise (either a cashless “sell-all” exercise and/or a cashless “sell-to-cover” exercise) as it shall determine in its sole discretion, or may require you to sell any shares of Common Stock you acquire under the Plan immediately or within a specified period following your termination of employment to comply with local rules and regulations (in which case, the Company shall have the authority to issue sales instructions in relation to such shares of Common Stock on your behalf).
7.    Tax and Social Insurance Withholding.
(a)    Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any shares of Common Stock acquired pursuant to the Option and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.
(b)    If your country of residence (and/or country of employment, if different) requires the withholding of Tax-Related Items, then in accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the grant, vesting or exercise of the Option by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes or (iii) delivering to the Company shares of Common Stock acquired by you more than six months prior to the date of exercise having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, a cash amount equal to the Fair Market Value of such fractional share. Your election must be made on or before the date that the amount of tax to be withheld is determined. In the event the withholding requirements are not satisfied through the means described above, no shares of Common Stock will be issued to you (or your beneficiary) upon exercise of the Option unless and until satisfactory arrangements (as determined by the Committee) have been made by you with respect to the payment of any Tax-Related Items that the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Option.
(c)    You expressly consent to the methods of withholding as provided hereunder and/or any other methods of withholding that the Company and/or Employer may establish and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All other Tax-Related Items related to the Option and any shares of Common Stock delivered upon exercise thereof are your sole responsibility.
8.    Adjustments.
In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the shares covered by the Option such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the attached Notice of Non-Qualified Stock Option Grant and this Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, adjust any or all of the number and type of the shares of Common Stock covered by the Option and the exercise price of the Option.
9.    Covenants.

In consideration of benefits described elsewhere in this Agreement and the attached Notice, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in this Agreement and the attached Notice, as follows:
(a)    Non-Competition Agreement. In the event of your termination of employment for any reason, whether voluntary or involuntary, you, either personally or through an agent, servant, employee, partner, representative, affiliate or other entity, shall not for a period of one year following termination, without the prior written consent of the Company, directly or indirectly, seek or accept employment with or render services to any other person or entity that competes in any sense with the Company or any of its Affiliates in connection with the design, development, manufacture, marketing or sale of any product, process or service that is being designed, developed, manufactured, marketed or sold by the Company or any of its Affiliates and in which you participated in the design, development, manufacture, marketing or sale during your employment with the Company or any of its Affiliates or about which you acquired Confidential Information.
The preceding paragraph specifically prohibits you from rendering services to a competitor of the Company or any of its Affiliates in the capacity as an employee, agent, or representative of a competitor; as a partner, director, officer or shareholder of a competitor; or through any other form of ownership interest in a competitor, including self-employment. This does not prohibit you from holding less than five percent of the issued and outstanding stock of a competitor which is a publicly held corpo-ration. The preceding paragraph further specifically prohibits you from rendering services to any company where rendering such services would be expected to require or involve your using or disclosing Confidential Information.
(b)    Restriction on Solicitation of Employees and Former Employees. You agree that you will not, during your employment and for a period of one year following your termination of employment with the Company or any of its Affiliates, directly or indirectly solicit, or assist anyone else in the solicitation of, any of the Company's or any of its Affiliates' employees, or former employees who worked for the Company or any of its Affiliates for the purpose of hiring them, engaging them as consultants, or inducing them to leave their employment with the Company or any of its Affiliates. If you are approached by one of the Company's or any of its Affiliates' employees or former employees regarding potential employment, consultation or contract, as described above during the restrictive period of non-solicitation, you must immediately (i) fully inform the employee or former employee of the non-solicitation obligation described above and (ii) refrain from engaging in any communication with the employee or former employee regarding potential employment consultation or contract.
(c)    Other More Restrictive Covenants.
In the event that you are a party to any other agreement with the Company or its Affiliates that restrict you from competing with the Company or soliciting employees or former employees of the Company, then the terms of such covenants, to the extent more restrictive than the covenants set forth in subsections (a) and (b) above, shall be deemed to modify and replace the covenants set forth in subsections (a) and (b) above.
(d)    Remedies.
In the event you breach any of the covenants contained in this Section 9, you recognize that irreparable injury will result to the Company, that the Company's remedy at law for damages will be inadequate, and that the Company shall be entitled to an injunction to restrain the continuing breach by you, your partners, agents, servants or employees, or any other persons or entities acting for or with you. The Company shall further be entitled to damages, reasonable attorney's fees, and all other costs and expenses incurred in connection with the enforcement of this Agreement, in addition to any other rights and remedies which the Company may have at law or in equity.
In addition to the remedies set forth in the preceding paragraph, you agree that upon your breach of any covenant contained in this Section 9, (i) the Option shall be immediately and irrevocably forfeited and (ii) if you have received delivery of shares of Common Stock or cash upon the exercise of the Option under this Agreement within the period beginning six months prior to the date of your termination of employment and ending twelve months following the date of your termination of employment, the Company, in its sole discretion, may require you to return or forfeit such shares (as adjusted for any events described in Section 8 of this Agreement that occurred following the date of vesting) or cash. The Company's right to require forfeiture must be exercised no later than 180 days after the Company acquires actual knowledge of such an activity, but in no event later than twelve months after your termination of employment. Such right shall be deemed to be exercised upon the

Company's mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company.
If you fail or refuse to forfeit the shares of Common Stock or cash demanded by the Company, you shall be liable to the Company for damages (which, in the case of Common Stock, shall equal the number of shares of Common Stock demanded times the highest closing price per share of the Common Stock during the period between the date of your termination of employment and the date of any judgment or award to the Company, as adjusted for any events described in Section 8 of this Agreement), together with all costs and attorneys' fees incurred by the Company to enforce this provision.
Notwithstanding the foregoing, this Section 9 shall have no application following a Change of Control or to the extent prohibited under applicable local law.
10.    General Provisions.
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
(b)    No Rights as a Shareholder. Neither you nor your legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the shares of Common Stock subject to the Option unless and until such shares are issued upon exercise of the Option.
(c)    Nature of Grant.
(i)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.
(ii)    The Option is a one-time benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award in the future; future awards, if any, will be at the sole discretion of the Company.
(iii)    You are voluntarily participating in the Plan.
(iv)    The Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any.
(v)    The Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.
(vi)    If you are not an employee of the Company, the Option will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option will not be interpreted to form an employment contract with the Employer or any Affiliate.
(vii)    This Agreement shall not confer upon you any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer's right to terminate your employment at any time, as may be permitted under local law.
(viii)    The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.
(ix)    If you exercise the Option and you obtain shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value.

(x)    In consideration of the Option grant, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or shares of Common Stock acquired upon exercise of the Option resulting from termination of your employment (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Option, you will be deemed irrevocably to have waived your entitlement to pursue such claim.
(d)    Option Not Transferable. Except as otherwise provided by the Plan or by the Committee administering the Plan, the Option shall not be transferable other than by will or by the laws of descent and distribution or to a family member in accordance with Section 6(h)(v) of the Plan and the Option shall be exercisable during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company.
(e)    Repatriation; Compliance with Laws. If you are resident or employed outside of the United States, as a condition of the grant of the Option, you are required to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Option) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you are required to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be necessary to allow the Company and its Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). You are also required to take any and all actions as may be necessary to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
(f)    Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal, state or foreign securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. If you are resident or employed outside of the United States, neither the grant of the Option under the Plan nor the issuance of the underlying shares of Common Stock upon exercise of the Option is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
(g)    Legal Requirements and Risks. No employee of the Company or an Affiliate is permitted to advise you on whether you should purchase shares of Common Stock under the Plan. Investment in the Company's shares of Common Stock involves a degree of risk. Before deciding to acquire shares of Common Stock pursuant to this Option, you should carefully consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan and you should carefully review all of the materials related to this Option and the Plan. In addition, you should consult with your own financial advisor and legal advisor for professional investment advice.
(h)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(i)    Consent to Collection, Processing and Transfer of Personal Data.
(i)    Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company's grant of this Award and your participation in the Plan. The collection, processing and transfer of your personal data are necessary for the Company's administration of the Plan and your participation in the Plan. Your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. You voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
(ii)    The Company and the Employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company's organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
(iii)    The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
(iv)    You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your local HR manager or the Company's Stock Plan Administrator.
(j)    English Language: If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Notice, the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If you have received the Notice, the Agreement, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(k)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(l)    Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.
(m)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117 USA
Attn.: Stock Plan Administrator
(n)    Notice of Non-Qualified Stock Option Grant. This Agreement is attached to and made part of the Notice and shall have no force or effect unless such Notice is duly executed and delivered by the Company to you and accepted by you through an electronic medium in accordance with procedures established by the Company or, if required under applicable law, by signing and returning a copy of the Notice to the Company.
(o)    Addendum to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Option shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as are set forth in the addendum to this Agreement (the “Addendum”). Further, if you transfer residency and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of this Agreement.
(p)    Additional Requirements. The Company reserves the right to impose other requirements on the Option, any shares of Common Stock acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
11.    Definitions.
(i)    “Cause” shall mean (a) the felony conviction of the employee, (b) the failure of the employee to contest the prosecution of a felony, or (c) the willful misconduct, dishonesty or intentional violation of a statute, rule or regulation by the employee, any of which in the judgment of the Company, is harmful to the business or reputation of the Company.
(ii)    “Change in Control” shall mean:
(a)    the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or any of its Affiliates, or any employee benefit plan of the Company and/or one or more of it Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities in a transaction or series of transactions; or
(b)    individuals who, as of the Grant Date, constitute the Board of Directors of the Company (generally the “Directors” and as of the Grant Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Grant Date whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or
(c)    the consummation of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
(iii)    “Disability” shall mean total and permanent disability as approved by the Committee administering the Plan.
(iv)    “Early Retirement” shall mean retirement with the consent of the Committee.
(v)    “Good Reason” shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of your employment by the Company for Cause, Disability, Early Retirement, Normal Retirement or death:
(a)    a material reduction of your status, position or responsibilities with the Company from those in effect immediately prior to the Change in Control;
(b)    a reduction by the Company in your annual base salary or target amount of annual bonus in effect immediately prior to the Change in Control;
(c)    the Company's requiring you to be based anywhere other than within 50 miles of your office location immediately prior to a Change in Control except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or
(d)    the failure by the Company to continue to provide you with benefits that are, in the aggregate, at least as favorable as those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive, stock, stock purchase, stock option, savings, perk package, vacation or other plans or programs in which you participate that are in effect immediately prior to the Change in Control, except for broad-based changes to any such plans or programs that effect all employees of the Company or broad groups of employees who are similarly situated.
(vi)    “Normal Retirement” shall mean retirement on or after age 65.

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ST. JUDE MEDICAL, INC.
2007 STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED (2011)

ADDENDUM TO
NON-QUALIFIED STOCK OPTION AGREEMENT
(GLOBAL)

The Option is subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 10(o) of the Agreement, to the extent you relocate residence and/or employment to another country, the additional terms and conditions as set forth in the addendum for such country (if any) shall also apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish additional special terms and conditions as may be necessary or advisable to accommodate your transfer).
AUSTRALIA
1.    Option Conditioned on Satisfaction of Regulatory Obligations. If you are: (a) a director of an Affiliate incorporated in Australia; or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of Australia, the grant of the Option is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
2.    Limitation on Exercise. Notwithstanding anything in the Agreement to the contrary, you may exercise the vested portion of the Option only at such time(s) when the Fair Market Value of a share of Common Stock equals or exceeds the purchase price, and you may not exercise the vested portion of the Option at any time when the Fair Market Value of a share of Common Stock is less than the purchase price.
CANADA
1.    No Exercise by Using Previously Owned Shares. Notwithstanding anything in Section 6(b) of the Agreement to the contrary, if you are resident in Canada, you shall not be permitted to use previously-owned shares of Common Stock to pay the purchase price upon exercise of the Option or any applicable withholding taxes due upon exercise.
2.    Use of English Language (Quebec). You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c'est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l'anglais.
CHINA
1.    Award Conditioned on Satisfaction of Regulatory Obligations. If you are a national of the Peoples' Republic of China (“PRC”), the Option grant is conditioned upon the Company and/or an Affiliate securing all necessary approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan and the participation of PRC nationals employed by the Company or an Affiliate, as determined by the Company in its sole discretion.
2.    Mandatory Cashless Sell-All Exercise. Notwithstanding anything in the Agreement to the contrary and unless and until the Committee determines otherwise, if you are a PRC national, the method of exercise of the Option shall be limited to mandatory cashless, sell-all exercise.
3.    Limitations on Exercisability Following Termination if Required by Law. Notwithstanding any provision in this Agreement to the contrary, the period during which you may exercise the Option following your termination of employment for any reason may be shortened to the extent necessary to comply with local laws, rules and regulations (including, but not limited to, requirements imposed by the SAFE).

4.    Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to repatriate immediately to China the proceeds from the sale of any shares of Common Stock acquired under the Plan. You further understand that such repatriation of sale proceeds must be effected through a special bank account established by the Company or its Affiliate, and you hereby consent and agree that proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. Sale proceeds may be paid to you in U.S. dollars or local currency at the Company's discretion. If the sale proceeds are paid to you in U.S. dollars, you understand that you must establish and maintain a U.S. dollar bank account in China so that the proceeds may be deposited into such account. If the sale proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the sale proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company and its Affiliates in the future in order to facilitate compliance with exchange control requirements in China.
5.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this section or otherwise from the Company's operation and enforcement of the terms of the Plan, the Agreement (including this Addendum) and the Award in accordance with Chinese law including, without limitation, any applicable rules, regulations, requirements and approvals issued by the SAFE.
DENMARK
Treatment of Award upon Termination of Employment. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Option upon your termination of employment shall be governed by the Act on Stock Options in Employment Relations.
FRANCE
Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c'est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l'anglais.
HONG KONG
1.    Exercise of Option. If, for any reason, the Option vests and becomes exercisable and you exercise the Option within six months of the Grant Date, you agree that you will not dispose of any shares of Common Stock acquired upon such exercise prior to the six-month anniversary of the Grant Date.
2.    IMPORTANT NOTICE. The Notice, the Agreement, the Addendum, the Plan and all other materials pertaining to the Option have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you have any doubts about any of the contents of the materials pertaining to the Option, you should obtain independent professional advice.
ITALY
Mandatory Cashless Sell-All Exercise. Notwithstanding anything in the Agreement to the contrary and unless and until the Committee determines otherwise, if you are resident in Italy, the method of exercise of the Option shall be limited to mandatory cashless, sell-all exercise.
MEXICO
1.    Commercial Relationship. You expressly recognize that your participation in the Plan and the Company's grant of the Option does not constitute an employment relationship between you and the Company. You have been granted the Option as a consequence of the commercial relationship between the Company and the Affiliate in Mexico that employs you, and the Company's Affiliate in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan does not establish any rights between you and the Company's Affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company's Affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company's Affiliate in Mexico that employs you.
2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of this Award is an extraordinary item of compensation outside the scope of your employment contract, if any. This Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company's Affiliate in Mexico that employs you.
NETHERLANDS
Waiver of Termination Rights. As a condition to the grant of the Option, you hereby waive any and all rights to compensation or damages as a result of the termination of employment with the Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.
SINGAPORE
Securities Law Information. The grant of the Option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the Option is subject to section 257 of the SFA and you will not be able to make: (a) any subsequent sale of the shares of Common Stock underlying the Option in Singapore; or (b) any offer of such subsequent sale of the shares of Common Stock subject to the Option in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.
SPAIN
1.     Acknowledgement of Discretionary Nature of the Plan; No Vested Rights.
In accepting the Option, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the Option under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Option is granted on the assumption and condition that the Option and the shares of Common Stock acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Award shall be null and void.
You understand and agree that, as a condition of the grant of the Option, unless otherwise provided in the Agreement, any unvested portion of the Option as of the date you cease active employment and any vested portion of the Option not exercised within the post-termination exercise period set out in the Agreement, will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of the termination of employment. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a termination of employment on your Option.
2.    Termination for Cause. “Cause” shall be defined in the Agreement, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

SWEDEN
Exercise Procedures. Notwithstanding any provision in the Agreement to the contrary, if you are resident in Sweden, the Company may not limit the exercise method of the Option only to a cashless exercise.
UNITED KINGDOM
1.    Income Tax and National Insurance Contribution Withholding. The following provision supplements Section 7 of the Agreement:
If payment or withholding of the income tax due in connection with the Option is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty's Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for a loan from the Company or Employer to cover the income tax liability. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting any income tax and for reimbursing the Company or Employer the value of any employee NICs due on this additional benefit.
2.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Employer for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in or exercise the Option as a result of such termination, or from the loss or diminution in value of the Option. Upon the grant of the Option, you will be deemed irrevocably to have waived any such entitlement.

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